                                                            EXHIBIT (d)(12)(iii)

                                 AMENDMENT NO. 2
                                       TO
                          INVESTMENT ADVISORY AGREEMENT

     AMENDMENT NO. 2 to Investment Advisory Agreement ("Amendment No. 2"), dated as of May 1, 2000, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable") and Alliance Capital Management L.P., a Delaware limited partnership ("Adviser").

     Equitable and the Adviser agree to modify and amend the Investment Advisory Agreement dated as of May 1, 1999 ("Agreement"), as amended by Amendment No. 1 dated October 18, 1999 ("Amendment No. 1") as follows:

1. Portfolios. Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for EQ/Alliance Premier Growth Portfolio and each of the Portfolios added to the Agreement by Amendment No. 1 on the terms and conditions set forth in the Agreement and Amendment No. 1. With respect to the EQ/Aggressive Stock Portfolio and the EQ/Balanced Portfolio, Equitable may from time to time allocate and reallocate the assets of each of those Portfolios to one or more investment advisers in addition to the Adviser.

2. Duration. Section 9 of the Agreement is replaced in its entirety as follows:

     (a) The Agreement became effective with respect to the EQ/Alliance Premier Growth Portfolio on May 1, 1999, and became effective on October 18, 1999 for each of the Portfolios added to the Agreement by Amendment No. 1, including the Alliance Aggressive Stock Portfolio (which is being renamed the "EQ/Aggressive Stock Portfolio") and the Alliance Balanced Portfolio (which is being renamed the "EQ/Balanced Portfolio').

     (b) The Agreement will continue in effect with respect to the EQ/Alliance Premier Growth Portfolio until April 30, 2001 and may be continued thereafter pursuant to (d) below.

     (c) The Agreement will continue in effect with respect to each of the Portfolios specified in Amendment No. 1, including the EQ/Aggressive Stock Portfolio, and EQ/Balanced Portfolio until October 17, 2001 and may be continued thereafter pursuant to (d) below.

     (d) With respect to each Portfolio this Agreement shall continue in effect annually after the date specified in subsection (b), or (c), as the case may be, only so long as such continuance is specifically approved at least annually either by the Board of Trustees or by a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the EQ Advisors Trust who are not "interested persons" (as defined in the Investment Company Act of 1940) (the "Independent Trustees") of any party to the Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act of 1940) of shares of such Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other portfolio affected by this Agreement or (b) all the portfolios of the Trust.

3. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser (or one of the investment advisers) and the fees payable to the Adviser with respect to each Portfolio (or portion thereof) for which the Adviser provides services under the Agreement, as designated from time to time by Equitable, is hereby replaced in its entirety by Appendix A attached hereto.

         Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

                                          ALLIANCE CAPITAL MANAGEMENT L.P.

THE EQUITABLE LIFE ASSURANCE              By:  ALLIANCE CAPITAL
SOCIETY OF THE UNITED STATES                   MANAGEMENT CORPORATION, its
                                               General Partner



By:_____________________________          By:_____________________________
       Peter D. Noris                             Mark R. Manley
       Executive Vice President                   Assistant Secretary

                                   APPENDIX A
                               TO AMENDMENT NO. 2
                        TO INVESTMENT ADVISORY AGREEMENT

Portfolio                              Annual Advisory Fee:
EQ/Alliance Premier Growth Portfolio   .50% of the Portfolio's daily net assets

                                          First          Next            Next           Next            Next
                                          $350MM         $400 MM         $750MM         $1 Billion      $2.5 Billion     Thereafter
                                          ------         -------         ------         ----------      ------------     ----------
Alliance International Portfolio          0.750%         0.765%          0.705%         0.680%          0.660%           0.650%

Alliance Global Portfolio                 0.525%         0.540%          0.480%         0.430%          0.410%           0.400%

EQ/Aggressive Stock Portfolio*            0.475%         0.490%          0.455%         0.405%          0.380%           0.355%

Alliance Common Stock Portfolio           0.325%         0.340%          0.305%         0.255%          0.235%           0.225%

Alliance Growth & Income Portfolio        0.400%         0.415%          0.405%         0.380%          0.360%           0.350%

Alliance Small Cap Growth Portfolio       0.650%         0.675%          0.650%         0.625%          0.600%           0.575%

Alliance Growth Investors Portfolio       0.400%         0.415%          0.380%         0.330%          0.305%           0.280%

EQ/Balanced Portfolio*                    0.300%         0.315%          0.280%         0.230%          0.205%           0.180%

Alliance Conservative Investors
Portfolio                                 0.325%         0.340%          0.305%         0.255%          0.230%           0.205%

Alliance High Yield Portfolio             0.450%         0.465%          0.455%         0.430%          0.410%           0.400%

Alliance Quality Bond Portfolio           0.375%         0.390%          0.380%         0.355%          0.335%           0.325%

Alliance Intermediate
Government Securities Portfolio           0.350%         0.365%          0.355%         0.330%          0.310%           0.300%

Alliance Equity Index Portfolio           0.175%         0.190%          0.180%         0.155%          0.135%           0.125%

Alliance Money Market Portfolio           0.200%         0.215%          0.205%         0.180%          0.160%           0.150%


*Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio's average daily net assets advised by the Adviser, which may be referred to as the "Alliance Allocated Portion".